Exhibit 99.1

For Immediate Release

Media contacts:	Investor contacts:
Judi Frost Mackey, +1 212 632 1428	Kathryn Harmon, +1 212 632 6637
judi.mackey@lazard.com	kathryn.harmon@lazard.com

Richard Creswell, +1 44 207 187 2305

richard.creswell@lazard.com

LAZARD ELECTS RICHARD D. PARSONS

TO BOARD OF DIRECTORS

NEW YORK, June 13, 2012 – Lazard Ltd (NYSE: LAZ) today announced that it has elected Richard D. Parsons to the firm’s Board of Directors, effective immediately.

Mr. Parsons is a member of the Council on Jobs and Competitiveness for the U.S. Office of the President and is Senior Advisor to Providence Equity Partners. He is a member of the Board of Directors of Estée Lauder Companies, where he is Chair of the Compensation Committee and a member of the Nominating and Board Affairs Committee. He also is a member of the Board of Directors of The Madison Square Garden Company, where he serves on the Audit Committee.

Mr. Parsons was Chairman of the Board of Citigroup from February 2009 through April 2012, and was a Director of Citigroup since 1996. Prior to that, he was Chairman of the Board and Chief Executive Officer of Time Warner. He was formerly Chairman and Chief Executive Officer of Dime Savings Bank of New York. He has worked as a practicing attorney in both private and public practice, including service in the White House from 1975 to 1977.

Among his numerous community activities, he is Chairman of the Apollo Theatre Foundation, Chairman of the Jazz Foundation of America, Chairman of the New York Education Reform Commission, and a Board member of the New York City Partnership. He also is a Trustee of the Museum of Modern Art and the American Museum of Natural History.

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 42 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

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